Exhibit 99.1

News Release

For Immediate Release

Jackson Hewitt Reports Fiscal 2008 Annual Results

2008 Fiscal Year Adjusted Diluted Earnings Per Share of $1.37

Dividends and Share Repurchases Returned $120 Million to Shareholders

During 2008 Fiscal Year

Board of Directors Declares 2009 First Quarter Dividend of $0.18 Per Share

PARSIPPANY, NJ – June 5, 2008 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) (NYSE: JTX), today reported results for the fourth quarter and fiscal year ended April 30, 2008. Jackson Hewitt’s adjusted diluted earnings per share (“EPS”) for the 2008 fiscal year were $1.37, versus adjusted diluted EPS of $1.98 in the 2007 fiscal year. The adjusted diluted EPS comparison excludes expenses associated with Jackson Hewitt’s internal review, severance costs and certain litigation expenses incurred during the past two fiscal years. A table reconciling reported to adjusted diluted EPS is included in the financial tables accompanying this earnings release. Jackson Hewitt’s 2008 fiscal year reported diluted EPS were $1.09, versus reported diluted EPS of $1.93 for the 2007 fiscal year.

“The 2008 tax season was a challenging and disappointing one for our company,” said Michael C. Yerington, president and chief executive officer of Jackson Hewitt. “Although we realized improvement in return levels in the second half of the tax season, we were unable to fully recover from the exceptionally weak January start.”

“One positive we can take from this past season is that we understand the issues we need to address for the 2009 tax season,” continued Yerington. “These issues include providing a compelling early season product; revamping our marketing messages and programs to achieve tighter alignment with our core customers; selectively broadening distribution and partnership arrangements; and, realization of a more efficient and flexible cost structure throughout our organization. Our new management team is already hard at work on the plans to deliver a strong 2009 tax season and beyond.”

2008 Full Year Consolidated Results

Total reported revenues for the 2008 full year were $279.7 million, versus $293.2 for the 2007 full year. The decline in revenues was primarily attributable to a decline in the total number of tax returns prepared versus the prior year. Reported net income for the 2008 full year was $32.4 million, reflecting reported diluted EPS of $1.09, versus reported net income of $65.4 million for the 2007 full year, reflecting reported diluted EPS of $1.93.

Jackson Hewitt’s national network of 6,763 franchised and company-owned offices prepared, as previously reported, 3.45 million tax returns in 2008, a decline of 5.3% over the prior year. Excluding the Economic Stimulus Rebate tax returns, the year-over-year decline was 7.1%.

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

Average revenues per tax return, excluding the Economic Stimulus Rebate tax returns, were flat at $191.98 per tax return. The network facilitated 3.1 million financial products, a decrease of 8.1% versus the prior year, primarily as a result of the decline in tax returns prepared versus the prior year. Financial products facilitated include refund anticipation loans, assisted refunds and Gold Guarantee® products.

Royalties and Marketing and Advertising revenues for the 2008 fiscal year were $110.5 million, versus $120.2 million in the 2007 fiscal year, due to the decline in franchise tax returns prepared and also the operation as company-owned of certain stores previously operated by a franchisee. Financial product fees for the 2008 fiscal year were $72.1 million, versus $80.0 million in the prior year. Service revenues from company-owned office operations increased by $6.3 million to $86.5 million, primarily reflecting the acquisitions of the locations from a large former franchisee and other new acquisitions in 2008.

Marketing and advertising expenses for the 2008 fiscal year were $49.0 million, versus $44.2 million in the prior year. The increased expenses, substantially fixed as the 2008 tax season began, reflected Jackson Hewitt’s anticipated level of tax returns. Selling, general and administrative expenses were $49.1 million in the 2008 fiscal year, versus $35.8 million in the 2007 fiscal year. The increase includes primarily higher internal review and severance costs of $11.5 million.

Jackson Hewitt returned $120 million to shareholders in the form of dividends and share repurchases during the 2008 fiscal year. Debt outstanding at year-end was $231 million.

2008 Fourth Quarter Consolidated Results

For the 2008 fourth quarter, total revenues were $170.7 million, versus $166.7 million in 2007’s fourth quarter, reflecting a growth rate of 2.4%. The results reflected, in part, a higher level of company-owned store revenue. On a reported basis, 2008 fourth quarter earnings per diluted common share were essentially flat versus the 2007 fourth quarter. 2008 fourth quarter reported net income was $57.5 million, reflecting reported diluted EPS of $2.02, versus reported net income of $66.0 million and reported diluted EPS of $2.03 in the 2007 fourth quarter. The 2007 fourth quarter diluted EPS would have been $2.04 when adjusted for expenses associated with the internal review.

Board of Directors Declares 2009 First Quarter Dividend

On June 3, 2008, Jackson Hewitt’s Board of Directors declared a 2009 first quarter dividend of $0.18 per share, payable on July 15, 2008, to shareholders of record on June 30, 2008. This dividend represents Jackson Hewitt’s 16th consecutive quarterly dividend since its initial public offering in June 2004.

Franchise Operations

Revenues for the 2008 fiscal year were $193.2 million, versus $213.0 million in the prior year, reflecting the decline in tax returns prepared versus the prior year and the conversion of certain franchise operations to company-owned during the year. Royalty revenues decreased by $6.5 million to $76.5 million and Marketing and Advertising revenues decreased by $3.2 million to $34.0 million. The average royalty, marketing and advertising rate was 19.53% in the 2008 fiscal year, versus 19.41% in the prior year.

Financial product fees were $72.1 million, versus $80.0 million in the prior year. Revenue from the Gold Guarantee product, which are included in Financial product fees, was $10.2 million, as compared to $9.8 million in the prior year.

Other revenues declined by $2.2 million, reflecting lower electronic filing fees collected from franchisees on the lower number of tax returns filed and fees generated from the sale of 130 territories during the year, as compared to 205 in the 2007 fiscal year. Jackson Hewitt believes the decline in territory sales versus the prior year was primarily related to negative publicity surrounding last year’s Department of Justice (“DOJ”) matter involving a former franchisee.

Cost of franchise operations expenses increased by $2.0 million, to $35.4 million. Marketing and advertising expenses were $41.1 million, versus $37.2 million in the prior year. Income before income taxes declined to $104.5 million, versus $130.4 million in the 2007 fiscal year.

Company-Owned Office Operations

Service revenues from operations increased by $6.3 million to $86.5 million, reflecting the acquisition of certain stores from a former franchisee who had been named in last year’s DOJ matter, and other 2008 acquisitions, offset in part by lower tax returns prepared. Jackson Hewitt experienced more weakness in the acquired stores and surrounding markets than anticipated during the 2008 tax season. Income before income taxes decreased to $5.1 million, versus $15.1 million in the 2007 fiscal year.

Corporate and Other

Reported loss before income taxes was $55.5 million, versus $38.0 million in the 2007 fiscal year. Costs related to the internal review were $5.8 million for the 2008 fiscal year, versus $0.5 million in the 2007 fiscal year, while severance related expenses were $6.1 million in the 2008 fiscal year, versus none in the prior year.

Interest expense increased from $10.1 million in the 2007 fiscal year to $14.4 million in the 2008 fiscal year, primarily due to an increased debt level in connection with share repurchases that took place during the year.

Credit Facility Amendment

On May 21, 2008, Jackson Hewitt completed an amendment to its existing $450 million credit facility. The amendment provided for additional flexibility in connection with the allowable maximum consolidated leverage ratio under the credit facility covenants. The maximum consolidated leverage ratio was amended to be 3.5x for the fiscal quarters ending July 31, 2008, through January 31, 2009, 3.15x for the fiscal quarters ending April 30, 2009, through October 31, 2009, and 3.0x for the fiscal quarters thereafter. The amendment also contains limitations with regard to share repurchases and acquisitions.

Forward-Looking Guidance Withdrawn

In view of various initiatives Jackson Hewitt is undertaking in preparation for the 2009 tax season, along with related planning and budget development activities, all forward-looking guidance previously communicated by Jackson Hewitt is hereby withdrawn. This includes the withdrawal of previously stated long-term target ranges reflecting Jackson Hewitt’s revenue and earnings growth expectations. Jackson Hewitt will consider providing select guidance, as appropriate, in the future.

Analyst Conference Call

Michael Yerington, president and chief executive officer, and Dan O’Brien, executive vice president, chief financial officer and treasurer, will host an analyst conference call this morning, Thursday, June 5, 2008, at 8:30 a.m. (EDT), to discuss the results from the current fiscal year and the initiatives already underway for next tax season. Please visit the investor relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast. The conference call will be simulcast live and a replay will be available on the Internet through the same website.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with approximately 6,800 franchised and company-owned offices throughout the United States during the 2008 tax season, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: Jackson Hewitt’s ability to achieve the same levels of growth in revenues and profits in the future as we have in the past; Jackson Hewitt’s ability to successfully attract and retain key personnel; government initiatives that simplify tax return preparation or reduce the need for a third party tax return preparer, improve the timing and efficiency of processing tax returns or decrease the number of tax returns filed; the trend of tax payers filing their tax returns later in the tax season; the success of Jackson Hewitt’s franchised offices; Jackson Hewitt’s responsibility to third parties, regulators or courts for the acts of, or failures to act by, Jackson Hewitt’s franchisees; government legislation and regulation of the tax return preparation industry and related financial products, including refund anticipation loans, and the failure by us, or the financial institutions which provide financial products to Jackson Hewitt’s customers, to comply with such legal and regulatory requirements; the Department of Justice lawsuits and Internal Revenue Service examinations; the effectiveness of Jackson Hewitt’s tax return preparation compliance program; increased regulation of tax return preparers; Jackson Hewitt’s exposure to litigation; the failure of Jackson Hewitt’s insurance to cover all the risks associated with Jackson Hewitt’s business; Jackson Hewitt’s ability to protect Jackson Hewitt’s customers’ personal and financial information; the effectiveness of Jackson Hewitt’s marketing and advertising programs and franchisee support of these programs; disruptions in Jackson Hewitt’s relationships with Jackson Hewitt’s franchisees; changes in Jackson Hewitt’s relationships with financial product providers that could reduce the revenues we derive from Jackson Hewitt’s agreements with these financial institutions as well as affect Jackson Hewitt’s customers’ ability to obtain financial products through Jackson Hewitt’s tax return preparation offices; changes in Jackson Hewitt’s relationships with retailers and shopping malls that could affect Jackson Hewitt’s growth and profitability; the seasonality of Jackson Hewitt’s business and its effect on Jackson Hewitt’s stock price; competition from tax return preparation service providers, volunteer organizations and the government; Jackson Hewitt’s ability to offer innovative new financial products and services; Jackson Hewitt’s reliance on technology systems and electronic communications to perform the core functions of Jackson Hewitt’s business; Jackson Hewitt’s ability to protect Jackson Hewitt’s intellectual property rights or defend against any third party allegations of infringement by us; Jackson Hewitt’s reliance on cash flow from subsidiaries; Jackson Hewitt’s compliance with credit facility covenants; Jackson Hewitt’s exposure to increases in prevailing market interest rates; Jackson Hewitt’s quarterly results not being indicative of Jackson Hewitt’s performance as a result of tax season being relatively short and straddling two quarters; Jackson Hewitt’s ability to pay dividends in the future; certain provisions that may hinder, delay or prevent third party takeovers; changes in accounting policies or practices and Jackson

Hewitt’s ability to maintain an effective system of internal controls; delays in the passage of tax laws and their implementation; and, the effect of market conditions, general conditions in the tax return preparation industry or general economic conditions.

Additional information concerning these and other risks that could impact Jackson Hewitt’s business can be found in Jackson Hewitt’s Annual Report on Form 10- K for the fiscal year ended April 30, 2007, and other public filings with the Securities and Exchange Commission (“SEC”). Copies are available from the SEC or Jackson Hewitt’s website. Jackson Hewitt assumes no obligation, and Jackson Hewitt expressly disclaims any obligation, to update or alter any forward-looking statements.

Contacts:

Investor Relations:	Media Relations:
David G. Weselcouch	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

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JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2008	2007	2008	2007
Revenues
Franchise operations revenues:
Royalty	$48,069	$49,701	$76,533	$83,060
Marketing and advertising	21,250	22,225	33,986	37,159
Financial product fees	42,334	45,505	72,111	80,011
Other	4,029	4,211	10,583	12,776
Service revenues from company-owned office operations	54,987	45,092	86,532	80,190

Total revenues	170,669	166,734	279,745	293,196

Expenses
Cost of franchise operations	9,238	9,262	35,435	33,435
Marketing and advertising	17,707	12,920	49,037	44,247
Cost of company-owned office operations	32,970	21,743	66,212	51,706
Selling, general and administrative	9,330	8,970	49,119	35,792
Depreciation and amortization	3,287	3,166	13,233	12,266

Total expenses	72,532	56,061	213,036	177,446

Income from operations	98,137	110,673	66,709	115,750
Other income/(expense):
Interest and other income	466	551	1,835	1,856
Interest expense	(3,290)	(2,664)	(14,402)	(10,080)

Income before income taxes	95,313	108,560	54,142	107,526
Provision for income taxes	37,861	42,559	21,722	42,146

Net income	$57,452	$66,001	$32,420	$65,380

Earnings per share:
Basic	$2.02	$2.07	$1.09	$1.97

Diluted	$2.02	$2.03	$1.09	$1.93

Weighted average shares outstanding:
Basic	28,474	31,918	29,649	33,262

Diluted	28,511	32,509	29,872	33,812

Dividends declared per share	$0.18	$0.12	$0.72	$0.48

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of April 30, 2008	As of April 30, 2007
Assets
Current assets:
Cash and cash equivalents	$4,594	$1,693
Accounts receivable, net of allowance for doubtful accounts of $694 and $1,279, respectively	18,403	17,519
Notes receivable, net	6,033	5,544
Prepaid expenses and other	13,457	11,421
Deferred income taxes	221	1,933

Total current assets	42,708	38,110

Property and equipment, net	32,099	35,194
Goodwill	414,887	393,208
Other intangible assets, net	86,458	84,793
Notes receivable, net	6,035	5,001
Other non-current assets, net	18,229	17,235

Total assets	$600,416	$573,541

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$35,400	$31,452
Income taxes payable	48,513	58,905
Deferred revenues	8,580	10,038

Total current liabilities	92,493	100,395

Long-term debt	231,000	127,000
Deferred income taxes	27,315	31,206
Other non-current liabilities	13,098	11,450

Total liabilities	363,906	270,051

Stockholders’ equity:
Common stock, par value $0.01; Authorized: 200,000,000 shares; Issued: 38,867,231 and 38,069,726 shares, respectively	389	381
Additional paid-in capital	383,084	359,469
Retained earnings	158,004	146,962
Accumulated other comprehensive income	(2,306)	348
Less: Treasury stock, at cost: 10,440,491 and 6,953,545 shares, respectively	(302,661)	(203,670)

Total stockholders’ equity	236,510	303,490

Total liabilities and stockholders’ equity	$600,416	$573,541

JACKSON HEWITT TAX SERVICE INC.

FRANCHISE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2008	2007	2008	2007
Revenues
Royalty	$48,069	$49,701	$76,533	$83,060
Marketing and advertising	21,250	22,225	33,986	37,159
Financial product fees	42,334	45,505	72,111	80,011
Other	4,029	4,211	10,583	12,776

Total revenues	115,682	121,642	193,213	213,006

Expenses
Cost of operations (a)	9,238	9,262	35,435	33,435
Marketing and advertising	12,652	9,067	41,113	37,159
Selling, general and administrative	697	671	3,777	3,945
Depreciation and amortization	2,204	2,434	9,791	9,408

Total expenses	24,791	21,434	90,116	83,947

Income from operations	90,891	100,208	103,097	129,059
Other income/(expense):
Interest and other income	351	361	1,445	1,352

Income before income taxes	$91,242	$100,569	$104,542	$130,411

(a)	In fiscal 2008, cost of operations includes a charge of $0.4M related to the termination of franchise agreements primarily in connection with the acquisition of former franchisees' businesses in Atlanta, Chicago and Detroit.

JACKSON HEWITT TAX SERVICE INC.

COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2008	2007	2008	2007
Revenues
Service revenues from operations	$54,987	$45,092	$86,532	$80,190

Expenses
Cost of operations	32,970	21,743	66,212	51,706
Marketing and advertising	5,055	3,853	7,924	7,088
Selling, general and administrative	998	912	3,834	3,395
Depreciation and amortization	1,083	732	3,442	2,858

Total expenses	40,106	27,240	81,412	65,047

Income from operations	14,881	17,852	5,120	15,143

Income before income taxes	$14,881	$17,852	$5,120	$15,143

JACKSON HEWITT TAX SERVICE INC.

CORPORATE AND OTHER

(Unaudited)

(In thousands)

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2008	2007	2008	2007
Expenses (a)
General and administrative	$6,416	$5,852	$24,777	$21,979
Stock-based compensation	1,219	1,057	4,778	4,122
Internal review	—	478	5,845	478
Severance	—	—	6,108	—
Litigation related expenses	—	—	—	1,873

Total expenses	7,635	7,387	41,508	28,452

Loss from operations	(7,635)	(7,387)	(41,508)	(28,452)
Other income/(expense):
Interest and other income	115	190	390	504
Interest expense	(3,290)	(2,664)	(14,402)	(10,080)

Loss before income taxes	$(10,810)	$(9,861)	$(55,520)	$(38,028)

(a)	Included in selling, general and administrative in the Consolidated Statements of Operations.

JACKSON HEWITT TAX SERVICE INC.

SELECTED KEY OPERATING STATISTICS

(Unaudited)

Operating Statistics:

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2008	2007	2008	2007
Offices:
Franchise operations	5,763	5,778	5,763	5,778
Company-owned office operations	1,000	723	1,000	723

Total offices - system	6,763	6,501	6,763	6,501

Tax returns prepared (in thousands):
Franchise operations	1,942	1,992	2,993	3,229
Company-owned office operations	306	262	461	420

Total tax returns prepared - system	2,248	2,254	3,454	3,649

Tax returns prepared excluding Economic Stimulus Program (in thousands) (1):
Franchise operations	1,889	1,992	2,940	3,229
Company-owned office operations	296	262	451	420

Total tax returns prepared - system	2,185	2,254	3,391	3,649

Average revenues per tax return prepared - All Tax Returns:
Franchise operations (2)	$182.36	$185.98	$189.26	$191.82

Company-owned office operations (3)	$179.56	$172.17	$187.69	$190.74

Average revenues per tax return prepared - system	$181.98	$184.38	$189.05	$191.69

Average revenues per tax return prepared - excluding Economic Stimulus Program:
Franchise operations	$186.59	$185.98	$192.10	$191.82

Company-owned office operations	$184.66	$172.17	$191.23	$190.74

Average revenues per tax return prepared - system	$186.33	$184.38	$191.98	$191.69

Financial products (in thousands) (4)	1,954	2,029	3,135	3,412

Average financial product fees per financial product (5)	$21.66	$22.42	$23.00	$23.45

Notes:

(1)	Excludes tax returns filed by customers that had no legal requirement to file a tax return but filed a return in Tax Season 2008 solely to receive an economic stimulus payment from the Internal Revenue Service.
(2)	Calculated as total revenues earned by the Company’s franchisees, which does not represent revenues earned by the Company, divided by the number of tax returns prepared by the Company’s franchisees (see calculation below). The Company earns royalty and marketing and advertising revenues, which represent a percentage of the revenues received by the Company’s franchisees.
(3)	Calculated as tax preparation revenues and related fees earned by company-owned offices (as reflected in the Consolidated Statements of Operations) divided by the number of tax returns prepared by company-owned offices.
(4)	Consists of refund anticipation loans, assisted refunds and Gold Guarantee® products.
(5)	Calculated as revenues earned from financial product fees (as reflected in the Consolidated Statements of Operations) divided by number of financial products.

Calculation of average revenues per tax return prepared in Franchise Operations:

	Three Months Ended April 30,		Fiscal Year Ended April 30,
(dollars in thousands, except per tax return prepared data)	2008	2007	2008	2007
Total revenues earned by the Company’s franchisees (A)	$354,177	$370,422	$566,437	$619,319

Average royalty rate (B)	13.60%	13.42%	13.53%	13.41%
Marketing and advertising rate (C)	6.00%	6.00%	6.00%	6.00%

Combined royalty and marketing and advertising rate (B plus C)	19.60%	19.42%	19.53%	19.41%

Royalty revenues (A times B) (6)	$48,069	$49,701	$76,533	$83,060
Marketing and advertising revenues (A times C)	21,250	22,225	33,986	37,159

Total royalty and marketing and advertising revenues	$69,319	$71,926	$110,519	$120,219

Number of tax returns prepared by the Company’s franchisees (D)	1,942	1,992	2,993	3,229

Average revenues per tax return prepared by the Company’s franchisees (A divided by D)	$182.36	$185.98	$189.26	$191.82

Amounts may not recalculate precisely due to rounding differences.

Note:

(6)	Amount is net of an $85,000 growth incentive obligation incurred in fiscal 2008.

JACKSON HEWITT TAX SERVICE INC.

ADJUSTED RESULTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2008	2007	2008	2007
Net income, as reported	$57,452	$66,001	$32,420	$65,380
Internal review		478	5,845	478
Severance	—	—	6,395	—
Termination of franchise agreements	—	—	433	—
Litigation related expenses	—	—	—	1,873
Adjustment to income taxes	—	(187)	(4,294)	(922)

Net income, as adjusted	$57,452	$66,292	$40,799	$66,809

Earnings per share, as reported
Basic	$2.02	$2.07	$1.09	$1.97

Diluted	$2.02	$2.03	$1.09	$1.93

Earnings per share, as adjusted
Basic	$2.02	$2.08	$1.38	$2.01

Diluted	$2.02	$2.04	$1.37	$1.98

A “non-GAAP financial measure” is defined as a numerical measure of a company’s performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. In the schedule presented above, the Company has included a comparison of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Management believes the above presentation of net income and earnings per share on an “as adjusted” basis, which are non-GAAP financial measures, is necessary to reflect the impact of expenses incurred in connection with the transactions noted above in order to help investors compare, on an equivalent basis, the Company’s financial results for the current periods presented to its financial results for the same periods presented last year.

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